Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces

Fourth Quarter and 2005 Results

Year Highlighted by Record Revenue and Profitability

Fremont, Michigan, February 27, 2006 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a leading Michigan-based provider of property and casualty insurance, today announced fourth-quarter and fiscal year 2005 operating results including its wholly owned subsidiary, Fremont Insurance Company, highlighted by record revenue and profitability for the year ended Dec. 31, 2005.

Fremont reported total revenues of $10.5 million in the fourth quarter of 2005, a 12.6 percent increase from the year-ago period. For the fiscal year 2005, the Company reported revenue of $41.2 million, an increase of 43.0 percent from 2004. Net income for the quarter was $2.3 million, or $2.63 per diluted share ($2.65 per basic share), compared with net income of $1.0 million for the fourth quarter of 2004, or $1.26 per diluted share ($1.26 per basic share) for the same period in 2004 on an adjusted basis. Net income for fiscal 2005 was $9.0 million, or $10.49 per diluted share ($10.53 per basic share), compared with net income of $1.5 million for 2004 and $1.75 per diluted share ($1.75 per basic share) in 2004 (adjusted).

In October of 2004, Fremont Insurance Company was formed as the successor to Fremont Mutual Insurance Company through a conversion from a “mutual” to a “stock” form of insurance company. In the conversion, Fremont Insurance Company became a wholly owned subsidiary of Fremont Michigan InsuraCorp, Inc. Immediately following the conversion, Fremont Michigan InsuraCorp, Inc. also completed its public offering of 862,118 shares of common stock.

Earnings per diluted share reflect results for Fremont following its public offering. For historical comparison, pro-forma diluted per-share earnings are presented for periods prior to the offering.

The Company cited several key growth drivers in 2005, including improved market penetration of key regional markets, effective execution of ongoing sales and marketing initiatives and a solid demand for personal lines of insurance – particularly within the auto and homeowners segments. In the fourth quarter, the Company reported net premiums earned of $9.8 million, an increase of 13.9 percent from the year-ago period. Net premiums earned for the full year 2005 grew to $38.7 million, up 42.5 percent from 2004.

“Fremont’s results in 2005 illustrate the positive impact of our efforts in recent years to establish a strong foundation for sustainable growth,” said Richard E. Dunning, President and CEO of Fremont Michigan InsuraCorp, Inc. “Our increased revenue was largely driven by effective strategic sales and marketing initiatives, introduced throughout the agency channel several quarters ago. Our established network of seasoned agency professionals allowed us to further penetrate key target markets throughout Michigan, resulting in significant cross-selling opportunities across our customer base. Additionally, thanks in part to mild weather patterns, our loss ratio –losses and loss-adjustment expenses divided by net earned premiums – continued to improve, helping drive record profitability for the Company.”

The Company has also reported improvements in its combined ratio: the sum of net losses, loss adjustment expenses and policy acquisition and other underwriting expenses divided by the net premiums earned. A combined ratio of less than 100% means a company is making an underwriting profit.

Fremont experienced a steady decline in its combined ratio in both the fourth quarter and full-year 2005. In the fourth quarter, the Company’s combined ratio declined to 71.8 percent, down from 93.5 percent in the year-ago period. For the full-year 2005, the combined ratio declined to 85.0 percent from 97.2 percent in 2004. The marked improvements are primarily attributable to growth in premiums earned and a decline in both losses and underwriting expenses.

“As our Company continues to scale in size, we remain focused on effectively managing our cost structure,” continued Dunning. “During the past year, we have taken significant steps to implement new technologies throughout our business that will enable us to streamline internal processes while lowering overall operating costs. Although the net-impact of these cost efficiencies are yet to be fully realized, we are confident that these measures will allow for improved operating leverage over the longer-term.

Fremont ended the fourth quarter of 2005 with total investments of $51.4 million, an increase of 21.2 percent from the fourth quarter of 2004. Cash and cash equivalents declined marginally to $1.5 million at quarter-end, as the Company looked to divert excess liquidity into the Company’s investment portfolio. The Company ended the year with total shareholder equity of $25.8 million, an increase of 49.3 percent from the year ago period. Shareholder equity has grown considerably over the past four years, increasing 3.5x from the 2002 year-end figure of $7.3 million which is due to growth in earnings as well as the $7.5 million increase as a result of the IPO in October 2004.

Fremont realized a significant increase in net premiums written and earned in 2004 compared to 2003 due to a significant change it made in its “quota share” reinsurance commitment. Quota share reinsurance, also known as proportional share insurance, gives a reinsurance company a percent share of each policy. The reinsurer also shares in the premiums and losses in that same proportion. At the end of 2003, Fremont placed its quota share agreement into “runoff”, effectively ending the need to direct future premium shares to its reinsurer. The Company made the change in 2003 in response to significantly improved underwriting results and a growing surplus, in addition to fundamental market changes that made the quota share agreement cost-prohibitive. The reinsurer remains liable for losses on preexisting policies.

“We have made significant strides in becoming a more efficient and effective organization. Overall, we are extremely pleased with the stability of our capital structure, highlighted by the continued growth in shareholders’ equity,” stated Kevin Kaastra, Vice President of Finance. “Over the longer term, we’ve remained focused on growing our investment portfolio which continues to provide the business with additional investment-related income, as illustrated in our 2005 year-end results. We remain committed to maintaining adequate liquidity for insurance operations while maximizing current yields through a balance of high-quality and diversified investments.”

Fiscal-Year 2005 Key Highlights

•	Direct premiums written increased 8.4 percent in 2005 to $45.5 million, up from $41.9 million in 2004. Net premiums written increased 8.2 percent to $39.5 million during the year, up from $36.5 million in 2004. Net premiums earned grew significantly in 2005, up 42.5 percent to $38.7 million compared to 2004. The strong growth in net premiums earned is attributable to a decision by Fremont, effective Jan. 1, 2004, to place the quota share agreement between the Company and its re-insurer into runoff.

•	Revenues increased 43.0 percent to $41.2 million in fiscal 2005, up from $28.8 million in 2004.

•	Net income grew to $9.0 million in 2005, up from $1.5 million in 2004, due to growth in underwriting profit (net premiums earned, less losses and loss adjustment expenses, policy acquisition and other underwriting expenses) as well as a $3.8 million Federal income tax benefit.

•	For the fourth quarter and year-end 2005, total assets increased 10.6 percent to $75.9 million, while total liabilities decreased 2.3 percent to $50.1 million.

•	The Company’s total investment portfolio increased for a fourth consecutive year in 2005. Fremont’s professionally managed investment portfolio, comprised of both high quality fixed maturities and equity securities, grew 21.2 percent in 2005 to $51.4 million vs. the year-ago period. Net investment income for the full-year ended Dec. 31, 2005 was $1.4 million, an increase of 51.0 percent from the year-ago period.

•	Shareholders’ equity has grown in each consecutive year since 2002. During 2005, shareholders’ equity increased 49.2 percent to $25.8 million, up from $17.3 million in 2004.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Years Ended December 31,		Three Months Ended December 31,

	2005	2004	2005	2004
Revenues:
Net premiums earned	$38,755,853	$27,195,990	$9,820,257	$8,620,003
Net investment income	1,451,192	958,702	437,929	292,219
Net realized gains (losses) on investments	608,819	276,520	220,813	381,498
Other income, net	397,673	385,670	100,729	100,355

Total revenues	41,213,537	28,816,882	10,579,728	9,394,075

Expenses:
Losses and loss adjustment expenses, net	20,633,240	16,974,044	4,364,361	5,026,089
Policy acquisition and other underwriting expenses	12,341,126	9,462,835	2,689,809	3,034,234
Interest expense	308,805	486,963	76,653	88,332
Demutualization expenses	—	302,050	—	158,861

Total expenses	33,283,171	27,225,892	7,130,823	8,307,516

Income before federal income tax expense (benefit)	7,930,366	1,590,990	3,448,905	1,086,559

Federal income tax expense (benefit)	(1,151,903)	78,452	1,162,620	3,452

Net income	$9,082,269	$1,512,538	$2,286,285	$1,083,107

	Year Ended December 31, 2005	For the Period October 16 through December 31, 2004	Three Months Ended December 31, 2005	For the Period October 16 through December 31, 2004

Net income after conversion		$902,711		$902,711
Basic income per share	$10.53	$1.05	$2.65	$1.05
Diluted income per share	$10.49	$1.05	$2.63	$1.05

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2005	2004
Assets
Investments:
Fixed maturities available for sale, at fair value	$41,644,429	$37,205,694
Equity securities available for sale, at fair value	9,508,185	5,071,758
Mortgage loans on real estate from related parties	262,294	136,262

Total investments	51,414,908	42,413,714
Cash and cash equivalents	1,542,581	3,672,254
Receivable from sale of investments	330	739,150
Premiums due from policyholders, net	7,143,537	6,846,286
Amounts due from reinsurers	7,499,227	10,879,642
Accrued investment income	402,937	398,208
Deferred policy acquisition costs	3,092,618	2,860,621
Deferred federal income taxes	3,774,445	—
Property and equipment, net of accumulated depreciation	1,082,547	848,103
Other assets	7,497	3,136

	$75,960,627	$68,661,114

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$18,866,814	$18,972,587
Unearned premiums	20,437,157	19,675,548
Reinsurance funds withheld and premiums ceded payable	1,026,340	3,018,710
Accrued expenses and other liabilities	6,903,968	6,798,772
Surplus notes	2,890,288	2,890,288

Total liabilities	50,124,567	51,355,905

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,550,304	7,512,913
Retained earnings	18,296,080	9,213,811
Accumulated other comprehensive income:
Net unrealized gains (losses) on investments, net of deferred taxes of $5,319 in 2005 and $0 in 2004	(10,324)	578,485

Total stockholders’ equity	25,836,060	17,305,209

Total liabilities and stockholders’ equity	$75,960,627	$68,661,114